Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of September 30, 2016 and is entered into by and between METUCHEN PHARMACEUTICALS LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and Lender (in such capacity, the “Agent”).

RECITALS

A.       Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to THIRTY FIVE MILLION DOLLARS ($35,000,000) (the “Term Loan”);

B.       Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, the Agent and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1       Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Agent, Borrower and a third party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an Investment Account and which grants Agent a perfected first priority security interest in the subject account or accounts, subject to customary bankers’ liens.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H, which account numbers shall be redacted for security purposes if and when filed publicly by Borrower.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A.

“Affiliate” means, with respect to any Person,each Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of either (a) the power to vote, or the beneficial ownership of, 10% or more of the voting stock of such Person, or (b) power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning given to it in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Akrimax” means Akrimax Pharmaceuticals, LLC.

“Akrimax Agreement” means the Sales and Marketing Agreement, dated as of the Closing Date, by and between Borrower, Mist and Akrimax, as the same may be amended from time to time in a manner not prohibited by this Agreement.

“Amortization Date” means November 1, 2017; provided that in the event Borrower achieves Performance Milestone A, the Amortization Date shall be extended to May 1, 2018; and provided further that in the event Borrower achieves Performance Milestone A and Performance Milestone B, the Amortization Date shall be extended to November 1, 2018.

“Assignee” has the meaning given to it in Section 11.13.

“Board” means Borrower’s board of managers, directors or similar governing body.

“Borrower” has the meaning given to it in the preamble to this Agreement.

“Borrower Products” means all pharmaceuticals, products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all pharmaceuticals, products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its organization; “Borrower Products” shall include pharmaceutical compositions and products that contain a selective phosphodiesterase type-5 inhibitor compound including without limitation the compound coded as “T -1790” by MTPC, chemically known as (S)-4-(3-Chloro-4-methoxybenzylamino)-2-(2-hydroxymethylpyrrolidin-1- yl)-N- pyrimidin-2-ylmethyl-5-pyrimidinecarboxyamide and identified by the International Non Proprietary Name avanafil (each a “Compound”), including, without limitation, the drug product known as “STENDRA™” and any improvements, line extensions, delivery mechanisms, dosage strengths, formulations, or forms as may be approved in the future by the FDA, Health Canada or the applicable regulatory agency in any South American country or India that, in each case, contain a Compound.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in New York City, New York are closed for business.

“Capital Expenditures” means for any period, with respect to Borrower and its consolidated Subsidiaries, the aggregate of all expenditures (whether paid in cash or other  consideration or accrued as a liability and including that portion of capital lease obligations which is capitalized on the consolidated balance sheet of Borrower) by such Borrower and its consolidated Subsidiaries during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Borrower.

“Cash” means all cash, cash equivalents and liquid funds.

“Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower in which the Permitted Investors do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower is the surviving entity, or (ii) sale or issuance by Borrower of equity securities to one or more purchasers, in a single transaction or series of related transactions not registered under the Securities Act, which securities represent, immediately following the closing (or, if there be more than one, any closing) thereof, thirty-five percent (35%) or more of the then-outstanding total combined voting power of Borrower.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.

“Collateral Assignment of Contracts” means the Collateral Assignment of Material Contracts made by Borrower in favor of the Agent dated as of the Closing Date.

“Collateral Assignment of Intellectual Property” means the collateral assignment of Intellectual Property made by Borrower in favor of Agent dated as of the Closing Date.

“Commercial Supply Agreement” means the Commercial SupplyAgreement, dated as of the Closing Date, by and between Borrower and VIVUS, Inc., as the same may be amended from time to time in a manner not prohibited by this Agreement.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, (i) any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) net obligations under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be (x) in the case of clauses (i) and (ii) above, an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith, and (y) in the case of clause (iii) above, the net payment obligations of such Person determined by such Person in good faith as of the relevant time of determination; provided, however, that, in either case, such amount shall not in any event exceed the maximum amount of such Person’s obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Due Diligence Fee” means $50,000, which fee was paid to Lender prior to the Closing Date, and shall be deemed fully earned as of the date of payment thereof regardless of the early termination of this Agreement.

“EBITDA” means with respect to Borrower and its consolidated Subsidiaries for any period, (a) the sum, without duplication, of the amounts for such period of (i) Net Income, plus (ii) Interest Expense, plus (iii) provisions for taxes based on income, plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi) nonrecurring cash fees, costs and expenses incurred in connection with the closing of the Transactions (including fees and expenses paid pursuant to and in connection with the closing of the transactions contemplated by this Agreement), but only to the extent included in Net Income, plus (vii) other non-cash items reducing Net Income, plus (viii) to the extent covered by insurance proceeds, losses in connection with casualty events, but only to the extent included in Net Income, plus (ix) identifiable and factually supportable adjustments to reflect operating expense reductions and other operating improvements, in each case to the extent approved by Agent, minus (b) the sum, without duplication of the amounts for such period of (i) other non-cash items increasing Net Income for such period, plus (ii) interest income, plus (iii) any “upfront” or “milestone” payments received in connection with any Investment, license agreement or other contractual arrangement.

End of Term Charge” shall have the meaning assigned to such term in Section 2.6.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to it in Section 9.

“Excess Cash Flow” means for any fiscal year of Borrower and its consolidated Subsidiaries, the excess, if any, of: (i) the sum of (v) Net Income for such fiscal year; plus (w) Interest Expense for such fiscal year related to PIK Interest or any other “pay-in-kind” interest; plus (x) total depreciation expense for such fiscal year; plus (y) total amortization expense; plus (z), an amount equal to any decrease in Working Capital from the first day to the last day of such fiscal year over (ii) the sum, without duplication, of (a) the aggregate amount actually paid by Borrower and its consolidated Subsidiaries in cash during such fiscal year (or other period) on account of Capital Expenditures (excluding any such expenditures financed with the proceeds of any indebtedness or equity investment); plus (b) the aggregate amount of all prepayments of the Term Loan (including regularly scheduled Monthly Installments) during such fiscal year (other than prepayments from Excess Cash Flow from the preceding fiscal year); plus (c) the aggregate amount of any Permitted Distributions paid in cash by Borrower during such fiscal year; plus (d) aggregate taxes of Borrower and its consolidated Subsidiaries (or Tax Distributions) to the extent paid in cash during such fiscal year; plus (e) an amount equal to any increase in Working Capital from the first day to the last day of such fiscal year; plus (g) to the extent included in Net Income, nonrecurring cash fees, costs and expenses incurred in connection with the closing of the Transactions (including fees and expenses paid pursuant to and in connection with the closing of the transactions contemplated by this Agreement).

“Excess Cash Flow Application Date” has the meaning given to it in Section 2.2(d).

“Excluded Accounts” are Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees, and identified to the Agent by Borrower as such.

“Facility Charge” means one and three-quarters percent (1.75%) of the Maximum Term Loan Amount ($612,500.00).

“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act.

“Financial Statements” has the meaning given to it in Section 7.1.

“Fixed Charge Coverage Ratio” means with respect to Borrower and its consolidated Subsidiaries for any period, the ratio of (a) the sum of (i) EBITDA for such period minus (ii) the portion of taxes based on income actually paid in cash (net of any cash refunds received) during such period minus (iii) Capital Expenditures (excluding the principal amount funded with the Loans) incurred in connection with such expenditures) to (b) Fixed Charges for such period.

“Fixed Charges” means with respect to Borrower and its consolidated Subsidiaries for any period, the sum (without duplication) of (a) cash Interest Expense for such period, plus (b) scheduled payments made during such period on account of principal of indebtedness of Borrower and its consolidated Subsidiaries (including scheduled principal payments in respect of the Term Loan).

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized under the laws of any state within the United States of America.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Guarantor” means Metuchen International and each other Person providing a guaranty of the Secured Obligations pursuant to the Guaranty.

“Guaranty” means the guaranty of the Secured Obligations made by the Guarantor in favor of the Agent and Lender.

“IND” means an Investigational New Drug Application, as defined in the FD&C Act.

“Indebtedness” means, without duplication, indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within sixty (60) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Expense” means with respect to Borrower and its consolidated Subsidiaries for any period, total interest expense (including that portion of any capital lease obligations that is treated as interest in accordance with GAAP) of Borrower and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under swap agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Investment Account” means any investment account, securities account or other similar account that holds Investment Property as such term is defined in the UCC.

“Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Term Loan Advance made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, the Collateral Assignment of Contracts, the Collateral Assignment of Intellectual Property, all UCC Financing Statements, the Guaranty, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of the Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or the Agent’s Liens on the Collateral or the priority of such Liens.

“Material Contract” means, with respect to Borrower and its consolidated Subsidiaries, each contract or agreement to which Borrower or any of its Subsidiaries is a party the loss of which, individually could reasonably be expected to result in a Material Adverse Effect. Without limitation, the contracts listed on Schedule 5.15(a) hereto and any replacements or substitutions thereof (the “Existing Material Contracts”) constitute “Material Contracts”.

“Material Third Party Contract” means the contracts listed on Schedule 5.15(b) hereto and any replacements or substitutions thereof.

“Maximum Term Loan Amount” means THIRTY FIVE MILLION DOLLARS ($35,000,000).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“Metuchen International” means Metuchen International Pharmaceuticals LLC, a Delaware limited liability company, and a wholly owned Subsidiary of Borrower.

“Mist” means Mist Pharmaceuticals, LLC, a Delaware limited liability company.

“Mist Agreement” means the Sales, Marketing and Distribution Agreement, dated as of the Closing Date, by and between Borrower and Mist, as the same may be amended from time to time in a manner not prohibited by this Agreement.

“Monthly Installments” has the meaning given to it in Section 2.2(d).

“MTPC” means Mitsubishi Tanabe Pharma Corporation (as successor in interest to Tanabe Seiyaku Co, Ltd.).

“NDA” means a New Drug Application, as defined in the FD&C Act.

“Net Income” means for any period, the consolidated net income (or loss) of Borrower and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Note(s)” means a Term Note.

“Operating Agreement” means collectively, the Operating Agreement of Borrower dated as of September 26, 2016 as amended and restated by the Amended and Restated Operating Agreement of Borrower, dated as of September 30, 2016 as the same may be further amended from time to time.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.

“Plan” means Borrower’s projected monthly operating plan and budget attached hereto as Exhibit I.

“Performance Milestone A” means Borrower achieves at least 90% of the EBITDA projected in the Plan for the trailing six (6) months ending June 30, 2017.

“Performance Milestone B” means Borrower achieves at least 90% of the EBITDA projected in the Plan for the trailing six (6) months ending December 31, 2017.

“Permitted Distributions” means (i) Tax Distributions payable to Borrower’s equity holders, (ii) payments by Borrower to Timm Medical, Mist and Akrimax in the ordinary course of business in consideration of services provided in accordance with the Timm Agreement in effect on the Closing Date (and as may be amended or otherwise modified in a manner not prohibited by this Agreement), the Mist Agreement in effect on the Closing Date (and as may be amended or otherwise modified in a manner not prohibited by this Agreement) and the Akrimax Agreement in effect on the Closing Date (and as may be amended or otherwise modified in a manner not prohibited by this Agreement) and (iii) payments by Borrower to Metuchen International to fund working capital.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender or the Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $350,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by Cash and issued on behalf of Borrower or a Subsidiary thereof in an amount not to exceed $350,000 at any time outstanding, (viii) other Indebtedness in an amount not to exceed $350,000 at any time outstanding, and (ix) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased (except by the amount of any reasonable fees and expenses in connection with the extension, refinancing, or renewal) or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) cash, (b) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (c) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (d) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (e) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $350,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments consisting of endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (x) Investments consisting of Deposit Accounts and accounts holding Investment Property, in each case (other than with respect to Excluded Accounts) in which Lender has a first priority perfected security interest pursuant to a Control Agreement, subject to customary bankers’ liens; (xi) Investments in newly-formed Domestic Subsidiaries, provided that each such Domestic Subsidiary enters into a Joinder Agreement promptly after its formation by Borrower and executes and delivers such other documents as shall be reasonably requested by the Agent (including documents to perfect or ensure the priority of the Agent’s Lien in the Collateral of such Subsidiary on a basis consistent with the perfection and priority of the Agent’s Lien in Borrower’s Collateral); (xii) Investments in Foreign Subsidiaries approved in advance in writing by the Agent; (xiii) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $200,000 in the aggregate in any fiscal year; (xiv) Investments in Metuchen International to fund working capital, and (xv) additional Investments that do not exceed $350,000 in the aggregate.

“Permitted Investors”: Metuchen Therapeutics LLC and JCP III SM AIV, L.P.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required or which is being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and in respect of which reserves have been established on the books and records of Borrower in accordance with GAAP; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering with or diminishing in any material respect the business of the licensor (provided that neither Borrower nor any of its Subsidiaries may grant any licenses or sublicenses of the licenses granted pursuant to the VIVUS License Agreement (including licenses or sublicenses for territories outside the United States) without the prior written consent of Agent, which consent shall not be unreasonably withheld); (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance policies and proceeds thereof securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on Cash securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; (xv) Liens of financial institutions (solely in their capacity as such) on Borrower’s Deposit Accounts arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights; (xvi) Liens consisting of licenses (under which Borrower is the licensee) of over-the-counter software that is commercially available to the public; (xvii) other Liens securing obligations in an aggregate principal amount not to exceed $100,000 at any time outstanding; and (xviii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xvii) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) cash payments to trade creditors in the ordinary course of business of Borrower, provided no Event of Default has occurred and is continuing, and sales of Inventory in the ordinary course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States of America in the ordinary course of business; provided that neither Borrower nor any of its Subsidiaries may grant any licenses or sublicenses of the licenses granted pursuant to the VIVUS License Agreement (including licenses or sublicenses for territories outside the United States) without the prior written consent of Agent, which consent shall not be unreasonably withheld, (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, (iv) sales or other dispositions of Inventory of Borrower and its Subsidiaries determined by the management of Borrower to be no longer useful or necessary in the operation of the business of Borrower or any of its Subsidiaries for fair market value, (v) transfers constituting payment of royalties in the ordinary course of business required to be paid pursuant to the terms of the VIVUS License Agreement in effect on the Closing Date (and as may be amended or otherwise modified in a manner not prohibited by this Agreement), (vi) payments by Borrower to Timm Medical in the ordinary course of business in consideration of services provided in accordance with the Timm Agreement in effect on the Closing Date (and as may be amended or otherwise modified in a manner not prohibited by this Agreement), (vii) payments by Borrower to Mist in the ordinary course of business in consideration of services provided in accordance with the Mist Agreement in effect on the Closing Date (and as may be amended or otherwise modified in a manner not prohibited by this Agreement), (viii) payments by Borrower to VIVUS, Inc. in the ordinary course of business in consideration of services provided in accordance with the Commercial Supply Agreement in effect on the Closing Date (and as may be amended or otherwise modified in a manner not prohibited by this Agreement), (ix) payments by Borrower to Sharp in the ordinary course of business in consideration of services provided in accordance with the Sharp Agreements in effect on the Closing Date (and as may be amended or otherwise modified in a manner not prohibited by this Agreement) (x) payments by Borrower to Akrimax in the ordinary course of business in consideration of services provided in accordance with the Akrimax Agreement in effect on the Closing Date (and as may be amended or otherwise modified in a manner not prohibited by this Agreement), (xi) payments to Metuchen International constituting Permitted Investments and (xii) other Transfers of assets (other than Intellectual Property or any Material Contract) having a fair market value of not more than $350,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“PIK Interest” shall have the meaning assigned to such term in Section 2.2(c).

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.5.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Required Lenders” means at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loan then outstanding.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising (including, without limitation, the End of Term Charge and the Prepayment Charge).

“Securities Act” means the Securities Act of 1933, as amended.

“Sharp” means Sharp Corporation, a Delaware limited liability company.

“Sharp Agreements” means (i) the Contract Packaging Quality Agreement, dated as of the Closing Date, by and among Borrower, Mist and Sharp, as the same may be amended from time to time in a manner not prohibited by this Agreement and (ii) the Packaging and Supply Agreement, dated as of the Closing Date, by and among Borrower, Mist and Sharp, as the same may be amended from time to time in a manner not prohibited by this Agreement.

“Solvent” means when used with respect to any Person, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions (including the subordination terms) satisfactory to Agent in its sole discretion.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Tax Distribution” means payments payable to a member of Borrower solely for the payment of actual tax liabilities currently due and payable by such member solely attributable to the operations of Borrower and its consolidated subsidiaries and payable by such member as a result of such Member’s ownership of a beneficial interest in Borrower; provided that the aggregate amount of such Tax Distributions in any fiscal year shall not exceed 45% of the earnings before taxes for Borrower and its consolidated subsidiaries in the fiscal year for which such tax liabilities relate.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Cash Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) the prime rate as reported in The Wall Street Journal plus 10.75% minus 3.50%, and (ii) 10.75%.

“Term Loan PIK Interest Rate” means 1.35%.

“Term Loan Maturity Date” means October 1, 2020; provided that in the event Borrower achieves Performance Milestone A and Performance Milestone B, the Term Loan Maturity Date shall be extended to April 1, 2021.

“Term Note” means a Promissory Note in substantially the form of Exhibit B.

“Timm Medical” means Timm Medical Technologies, Inc., a Delaware corporation.

“Timm Agreement” means the Sales and Distribution Agreement, dated as of the Closing Date, by and between Borrower and Timm Medical, as the same may be amended from time to time in a manner not prohibited by this Agreement.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“Transactions” has the meaning given to it in Section 4.1(h).

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“VIVUS License Agreement” means the License and Commercialization Agreement, dated as of the Closing Date, by and between Borrower and VIVUS, Inc., as the same may be amended from time to time in a manner not prohibited by this Agreement.

“Working Capital” means, as of any date of determination, the current assets of Borrower and its consolidated Subsidiaries as of such date minus the current liabilities of Borrower and its consolidated Subsidiaries as of such date.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE TERM LOAN

2.1       [Reserved].

2.2       Term Loan.

(a)       Advance. Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, a Term Loan Advance of $35,000,000 on the Closing Date. The aggregate outstanding Term Loan Advances shall not exceed the Maximum Term Loan Amount plus the amount of any accrued PIK Interest. Proceeds of the Term Loan Advance shall be deposited into an account designated by the Agent.

(b)       Advance Request. To obtain the Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least three (3) Business Days before the Advance Date). Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to the Term Loan Advance is satisfied as of the requested Advance Date.

(c)       Interest.

(i)       Term Loan Cash Interest Rate. In addition to PIK Interest in accordance with clause (c)(ii) below, the principal balance (including, for the avoidance of doubt, any PIK Interest added to principal pursuant to Section 2.2(c)(ii)) of the Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Cash Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Cash Interest Rate will float and change on the day the prime rate changes from time to time.

(ii)       Term Loan PIK Interest Rate. In addition to interest accrued pursuant to the Term Loan Cash Interest Rate in accordance with clause (c)(i) above, the principal balance of the Term Loan Advance shall accrue “payment-in kind” interest thereon from the Advance Date at the Term Loan PIK Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed (“PIK Interest”), which PIK Interest shall be added to the outstanding principal balance so as to increase the outstanding principal balance of the Term Loan Advance on each interest payment date set forth in Section 2.2(d) and which amount shall be payable when the principal amount of the Advance is payable in accordance with Section 2.2(d).

(d)       Payment. Borrower will pay interest on the Term Loan Advance on the first Business Day of each month, beginning November 1, 2016. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date (excluding all accrued PIK Interest added to such principal balance prior to such date), in equal monthly installments of principal and interest (mortgage style) (the “Monthly Installments”) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid. If, for any fiscal year of Borrower, there shall be Excess Cash Flow, Borrower shall, on the relevant Excess Cash Flow Application Date (as hereinafter defined), apply an amount equal to 75% of such Excess Cash Flow toward the prepayment of the Term Loan. Each such prepayment from Excess Cash Flow shall be made on a date (each an “Excess Cash Flow Application Date”) occurring no later than the date on which the financial statements of Borrower referred to in Section 7.1 for the fiscal year with respect to which such prepayment is made, are required to be delivered to Lender. Prepayments of the Term Loan from Excess Cash Flow shall be applied to reduce the remaining Monthly Installments on a pro rata basis. The entire Term Loan principal balance (including all accrued PIK Interest added to the principal balance) and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to Lender under the Term Advance and (ii) in connection with out-of-pocket legal fees and costs incurred by Agent or Lender in connection with Section 11.11 of this Agreement. Once repaid, the Term Loan Advance or any portion thereof may not be reborrowed.

2.3       Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of New York shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal amount of the Term Loan Advances (including any accrued PIK Interest added to the principal balance); second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4       Default Interest. Upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(c) plus three percent (3%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(c) or this Section 2.4, as applicable.

2.5       Prepayment. From time to time, and at any time, Borrower may at its option upon at least seven (7) Business Days prior notice to the Agent, Borrower may prepay all or a portion of the outstanding Advances (including, for the avoidance of doubt, any PIK Interest added to principal pursuant to Section 2.2(c)(ii)) by paying the principal balance being prepaid, all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the principal amount of the Term Loan Advance being prepaid: if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, 3.00%; after twelve (12) months but prior to twenty four (24) months, 2.00%; and after twenty-four (24) months but prior to the Term Loan Maturity Date, 1.00% (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Upon the occurrence of a Change in Control, Borrower shall prepay the outstanding amount of all principal (including all accrued PIK interest added to such principal balance) and accrued interest through the prepayment date and all unpaid fees and expenses of the Agent and Lender accrued to the date of the repayment (including the End of Term Charge) together with the applicable Prepayment Charge. Notwithstanding the foregoing, the Agent and Lender agree to waive the Prepayment Charge if the Agent and Lender (in its sole and absolute discretion) agree in writing to refinance and re-document this Agreement prior to the Term Loan Maturity Date and if in connection with such refinancing and re-documentation, the Agent and Lender expressly agree in writing to waive the Prepayment Charge. No Prepayment Charge shall be due in respect of prepayments of the Term Loan Advance from Excess Cash Flow or regularly scheduled Monthly Installments.

2.6       End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge of $787,500.00 (the “End of Term Charge”). Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

2.7       Notes. If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.13) (promptly after Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.8       Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loan shall be made pro rata according to the Term Commitments of the relevant Lender.

SECTION 3. SECURITY INTEREST

3.1       As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in and to the following: all of Borrower’s personal property whether now owned or hereafter acquired (collectively, the “Collateral”), including the following: (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (including all Intellectual Property, licenses, contracts, and contract rights); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; (J) Payment Intangibles and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing. The Collateral includes, without limitation, (i) the VIVUS License Agreement and each other Material Contract, (ii) any IND or NDA owned by Borrower or in which Borrower has rights, and (iii) all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, any of Borrower’s Intellectual Property. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, in no event shall the Collateral include, and Borrower shall not be deemed to have granted a security interest in any of Borrower’s rights or interests in or under, any license, contract, permit, instrument, security or franchise to which Borrower is a party (excluding in each case the VIVUS License and each other Material Contract) or any of its rights or interests thereunder (excluding in each case the VIVUS License and each other Material Contract) to the extent, but only to the extent, that such a grant would, under the terms of such license, contract, permit, instrument, security or franchise, result in a breach of the terms of, or constitute a default under, such license, contract, permit, instrument, security or franchise (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law (including the United States Bankruptcy Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision the Collateral shall include, and Borrower shall be deemed to have granted a security interest in, all the rights and interests described in the foregoing clause (iii) as if such provision had never been in effect.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Term Loan Advance hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1       Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a)       executed copies of the Loan Documents, Account Control Agreements, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)       certified copy of resolutions of Borrower’s Board evidencing approval of the Loan and other transactions evidenced by the Loan Documents;

(c)       certified copies of the Certificate of Formation and Operating Agreement, as amended through the Closing Date, of Borrower;

(d)       a certificate of good standing for Borrower from the State of Delaware and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e)       payment of the Due Diligence Fee, the Facility Charge and reimbursement of Agent’s and Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance; the Agent hereby acknowledges that the Due Diligence Fee has been paid in full prior to the Closing Date;

(f)       certified all copies of all Material Contracts and Material Third Party Contracts in effect as of the Closing Date and a certificate from an authorized officer of Borrower certifying to that each such Material Contract is in full force and effect on the Closing Date;

(g)       evidence that all governmental approvals and consents and approvals of, or notices to, any other Person (including , without limitation, the Consents listed on Exhibit J hereto) required in connection with the Transactions, the execution and performance of the Loan Documents, the continuing operations of Borrower and its Subsidiaries as expected to result from the execution and delivery of the VIVUS License Agreement and the consummation of the other transactions contemplated hereby, shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that could reasonably be expected to restrain, prevent or otherwise impose burdensome conditions on such transactions or the financing contemplated hereby;

(h)       the following transactions (collectively with the initial borrowings hereunder on the Closing Date, the “Transactions”) shall have been consummated, in each case on terms and conditions reasonably satisfactory to Lenders: (i) each of the Material Contracts and Material Third Party Contracts shall have been executed and delivered by the parties thereto; (ii) all conditions to the effectiveness of the Material Contracts and Material Third Party Contracts set forth in the Material Contracts and Material Third Party Contracts shall have been satisfied; (iii) Borrower shall have received aggregate net proceeds from equity capital contributions of at least $28,000,000 from the Permitted Investors, and such proceeds shall have been deposited in an account designated by the Agent and (iv) Borrower shall have received aggregate net proceeds from Subordinated Indebtedness of at least $15,000,000 from JCP III SM AIV, L.P., KFE, LLC and L. Mazur Associates, JV on terms reasonably satisfactory to Borrower, and such proceeds shall have been deposited in an account designated by the Agent; and

(i)       such other documents as Agent may reasonably request.

4.2       Additional Conditions to Advances. On the Advance Date:

(a)       Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.2(b), duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Agent may reasonably request.

(b)       The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)       Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d)       Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3       [Reserved].

4.4       No Default. As of the Closing Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1       Organizational Status. Borrower is a limited liability company duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign limited liability company in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information requested in Exhibit C are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2       Collateral. Borrower owns the Collateral (including, without limitation, the Intellectual Property), free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3       Consents. Borrower’s execution, delivery and performance of the Notes, this Agreement and all other Loan Documents and the consummation of Transactions on the Closing Date (i) have been duly authorized by all necessary limited liability company action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Operating Agreement, or any law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject, (iv) do not conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract or any Material Third Party Contract, (v) do not require any approval or consent of any Person under any Material Contract or any Material Third Party Contract, other than consents or approvals that have been obtained and that are still in force and effect, and (vi) except as described on Schedule 5.3, do not violate any other contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4       Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5       Actions Before Governmental Authorities. Except as described on Schedule 5.51, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or its property.

5.6       Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any agreement or instrument evidencing Indebtedness, or any other material agreement to which it is a party or by which it is bound. Borrower, its Affiliates and, to the knowledge of Borrower and its Affiliates, any agent or other party acting on behalf of Borrower or its Affiliates are in compliance with all applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations, and none of the funds to be provided under this Agreement will be used, directly or indirectly, for any activities in violation of such laws and regulations.

5.7       Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. To the knowledge of Borrower, none of the information on Schedule 5.7 hereof furnished to Agent by third parties on behalf of Borrower or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to the Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board, it being recognized by the Agent that such projections as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections may differ from the projected results set forth therein. The parties hereto acknowledge and agree that the Business Plan delivered by Borrower to Lender and the Agent on September 15, 2016 and attached hereto as Exhibit I superseded all previous projections delivered by Borrower to Lender and the Agent and that such prior projections are not subject to the representation and warranty contained in this Section 5.7.

1 Please provide Schedule 5.5 for review.

5.8       Tax Matters. Except as described on Schedule 5.8 and except those being contested in good faith with adequate reserves under GAAP, (a) Borrower has filed all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9       Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business. Except as described on Schedule 5.9, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property utilized by Borrower in its business, directly or indirectly, has been judged invalid or unenforceable, in whole or in part, and (iii) no written claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses and other licenses for over-the-counter software), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10       Intellectual Property. Except as described on Schedule 5.10, Borrower has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Article 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11       Borrower Products. Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. Neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12       Financial Accounts. Exhibit E, as may be updated by Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13       Employee Loans. Borrower has no outstanding loans to any employee, officer or director of Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of Borrower by a third party.

5.14       Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

5.15       Material Contracts; Material Third Party Contracts. Each Material Contract (a) is in full force and effect and is binding upon and enforceable (except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally) against Borrower or its applicable Subsidiary and, to the best of Borrowers’ knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 7.14), and (c) is not in default due to the action or inaction of Borrower or its applicable Subsidiary. Each Material Third Party Contract (a) is in full force and effect and is binding upon and enforceable (except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally) against each Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 7.14), and (c) is not in default by any Person that is a party thereto.

5.16       Solvency. Borrower and each of its Subsidiaries is, and after giving effect to the consummation of the Transactions and the incurrence of all Indebtedness and obligations in connection therewith and the Indebtedness and obligations being incurred in connection herewith, will be Solvent. No transfer of property is being made by Borrower or any of its Subsidiaries and no obligation is being incurred by Borrower or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or any of its Subsidiaries.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1       Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability. Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also, commencing on a date not later than forty-five (45) days after the Closing Date, maintain a key man life insurance policy for Joseph Krivulka in form and substance reasonably satisfactory to Agent, naming Agent as designated beneficiary and payee with death benefits of not less than $5,000,000. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2       Certificates. Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Agent (shown as “Hercules Capital, Inc.”, as Agent”) is an additional insured for commercial general liability, a designated payee for the key man life insurance policy, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide that the insurer shall endeavor to provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient). Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved.

6.3       Indemnity. Borrower agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, the Loan Agreement.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1       Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)       as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end and quarter-end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)       as soon as practicable (and in any event within forty-five (45) days) after the end of each fiscal quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments;

(c)       as soon as practicable (and in any event within one hundred fifty (150) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent (it being understood that Eisner Amper LLP is reasonably acceptable to Agent), accompanied by any management report from such accountants;

(d)       as soon as practicable (and in any event within 30 days) after the end of each month, a Compliance Certificate in the form of Exhibit F;

(e)       as soon as practicable (and in any event within 7 days) after the end of each month, a report showing agings of accounts receivable and accounts payable;

(f)       promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its capital stock and copies of any regular, periodic and special reports or registration statements, if any, that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(g)       at the same time and in the same manner as it gives to its managers or directors, copies of all notices, minutes, consents and other materials that Borrower provides to its managers or directors in connection with meetings of Borrower’s Board, and, when available, minutes of such meetings (provided, however, that Borrower shall not be obligated to furnish any such information or materials to the extent that (i) the non-disclosure of which is necessary in order to preserve the attorney-client privilege and (ii) that relate to this Agreement, Borrower’s compliance or noncompliance therewith or performance thereunder, or any amendment, refinancing or replacement thereof) (it being understood that such portions of the minutes may be redacted with the remaining portions of the minutes delivered to Agent);

(h)       promptly following its approval by Borrower’s Board, and in any event, within thirty (30) days after the end of Borrower’s fiscal year, Borrower’s annual budget;

(i)       prompt notice (by delivery of a copy of the applicable wire transfer confirmation) of the pass-through royalty payments made by (A) Borrower to VIVUS and (B) VIVUS to Mitsubishi Tanabe Pharma Corporation (“MTPC”) pursuant to that certain agreement dated as of December 28, 2000 between VIVUS and MTPC; and

(j)       such other financial information reasonably requested by Agent.

Borrower shall not make any change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate may be sent via email to Agent at legal@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to legal@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent to Agent at: 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, attention Legal Department.

7.2       Audits; Management Rights. Borrower shall permit any representative that Agent or Lender authorizes, including its attorneys and accountants, to conduct filed exams and to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, the Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. In addition, Borrower hereby agrees to permit a representative designated by the Agent (each, an “Agent_Representative”) to attend as an observer at all meetings of Borrower’s Board and all meetings of any committee of any such Board. Borrower agrees to give the Agent Representative the same notice of all such meetings and copies of all materials distributed to members of such Board at approximately the same time as such notice and materials are given to the members of the Board, and the Agent Representative will be given the opportunity to participate in any telephonic meetings of such Board. Notwithstanding anything to the contrary in this paragraph, the Agent Representative may be excused by the Board from attending any portion of a Board or committee meeting (i) to the extent that attendance by the Agent Representative would jeopardize Borrower’s ability to assert the attorney-client privilege as determined by the Board in good faith or (ii) during which matters relating to this Agreement, Borrower’s compliance or noncompliance therewith or performance thereunder, or any amendment, refinancing or replacement thereof are to be discussed. The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies. Information provided or to be provided to Lender or its representatives pursuant to this Section 7.2 is subject to the confidentiality provisions contained in this Agreement.

7.3       Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Agent’s Lien on the Collateral (subject to Permitted Liens). Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4       [Reserved].

7.5       Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness (other than the Secured Obligations pursuant to the terms hereof) or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.

7.6       Collateral. Borrower shall at all times keep the Collateral (including, without limitation, the Intellectual Property) and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting the Collateral (including, without limitation, the Intellectual Property), such other property and assets, or any Liens thereon (other than Permitted Liens), provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Borrower’s Intellectual Property. Borrower shall not agree with any Person other than Agent or Lender not to encumber its property. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens whatsoever on Intellectual Property or any Material Contract), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets. Except in connection with Permitted Liens (but only in respect of the assets secured by such Permitted Liens), Borrower shall not agree with any Person other than Agent or Lender not to encumber its property.

7.7       Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8       Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than (i) pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, (ii) noncash repurchases of equity interests of Borrower deemed to occur upon exercise of stock options if such equity interests represent a portion of the exercise price of such options, or (iii) the retaining of any of its capital stock by Borrower, or the reacquisition of any such stock by Borrower from any employee, officer or director of Borrower, in each case as full or partial payment in connection with any award under an employee stock purchase or incentive plan or other similar agreement approved by Borrower’s Board (or its delegate) or to satisfy the tax withholding obligations related to any such award, provided that all such reacquisitions do not exceed $100,000 per fiscal year in the aggregate, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that (i) a Subsidiary may pay dividends or make distributions to Borrower and (ii) Borrower may make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of equity interests of Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate or (e) pay any management or other fees to any Affiliate; provided that Borrower may make Permitted Distributions provided that at the time of any such payment (i) (A) no Event of Default has occurred and is continuing or would result from the making of the payment and (B) Borrower is in compliance with each of the financial covenants set forth in Section 8 hereof before and after giving effect to the making of such Permitted Distribution and (ii) Borrower has provided Lender with evidence reasonably satisfactory to Lender of compliance with the foregoing clause (i).

7.9       Transfers. Except for Permitted Transfers, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.10       Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.11       Taxes. Except as otherwise provided for in the last sentence of this Section 7.11, Borrower and its Subsidiaries shall pay when due (subject to permitted extensions) all taxes, fees or other similar charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Agent, Lender (in its capacity as such) or the Collateral (excluding taxes imposed on or measured by the net income of Agent or Lender) or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor (subject to permitted extensions) all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.12       Fundamental Changes. Neither Borrower nor any Subsidiary shall change its legal name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to the Agent. Neither Borrower nor any Subsidiary shall suffer a Change in Control. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States of America. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $250,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States and, (iii) with respect to Collateral with a fair market value in excess of $250,000, individually or in the aggregate, if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent (or with respect to locations at which Collateral other than Borrower Products are located, used commercially reasonable efforts to so deliver such a bailee agreement).

7.13       Deposit Accounts. Commencing with the date that is seven (7) days after the Closing Date, neither Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property (other than in each case Excluded Accounts), except with respect to which the Agent has an Account Control Agreement.

7.14       Subsidiaries. Borrower shall notify Agent of each Subsidiary formed subsequent to the Closing Date and, within fifteen (15) days of formation, shall cause any such Domestic Subsidiary to execute and deliver to Agent a Joinder Agreement.

7.15       Material Contracts. Neither Borrower nor its Subsidiaries shall directly or indirectly, terminate, amend, modify, or change any of the terms or provisions of any Material Contract or permit any of the foregoing to occur, other than amendments that are not adverse to the interests of Borrower, the Agent or Lender. Borrower and its Subsidiaries shall comply in all material respects with all of the obligations of Borrower arising under all Material Contracts. Borrower and its Subsidiaries shall enforce, in a commercially reasonable manner, all material rights of Borrower and its Subsidiaries (including rights to indemnification) under each Material Contract. Borrower shall provide Agent with all material notices received by Borrower from any other party to a Material Contract. Borrower shall provide Agent prompt (and in any event within two Business Days) notice of any event or occurrence that would entitle any party to a Material Contract or Material Third Party Contract to terminate such Material Contract or Material Third Party Contract

7.16       Notification of Event of Default. Borrower shall notify Agent immediately of the occurrence of any Event of Default.

7.17       Use of Proceeds. The proceeds of the Term Loan shall be used to finance a portion of the costs and expenses of the Transactions to pay related fees and expenses and for general working capital corporate purposes.

7.18       Capital Expenditures. Borrower and its Subsidiaries shall not incur Capital Expenditures in excess of $100,000 in any calendar year.

7.19       Post-Closing Conditions Subsequent. Borrower shall satisfy each of the conditions subsequent to the Closing Date specified in this Section 7.19 to the satisfaction of the Agent, in each case by no later than the date specified for such condition below (or such later date as the Agent shall agree in its sole discretion):

(a)       Borrower shall cause to be delivered to the Agent by no later than the date occurring thirty (30) days after the Closing Date a Guaranty, in form and substance reasonably satisfactory to the Agent, executed by Metuchen International, together with (i) the certified copy of resolutions of Metuchen International’s board of managers, directors or similar governing body evidencing approval of the execution and delivery of the Guaranty and the other transactions evidenced by the Loan Documents, (ii) certified copies of the Certificate of Formation and Operating Agreement, as amended, of Metuchen International, (iii) a certificate of good standing for Metuchen International from the State of Delaware and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect and (iv) such other documents as Agent may reasonably request. Metuchen International shall take such actions as are necessary or advisable in the opinion of the Agent to grant to the Agent for the benefit of Lender a perfected first priority security interest in the collateral described in Section 3 hereof with respect to Metuchen International, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by law or as may be requested by the Agent and (C) to deliver to the Agent a certificate of such Subsidiary, in a form reasonably satisfactory to the Agent, with appropriate insertions and attachments;

(b)       Borrower shall cause to be delivered to the Agent by no later than the date occurring thirty (30) days after the Closing Date bailee letters, in form and substance reasonably satisfactory to the Agent, executed by Dohmen Life Science Services, LLC, Qpharma, Inc. and Sharp;

(c)       Borrower shall cause to be delivered to the Agent by no later than the date occurring ten (10) days after the Closing Date the insurance certificates and endorsements required by Section 6.2 hereof;

(d)       Borrower shall cause to be delivered to the Agent by no later than the date occurring seven (7) days after the Closing Date an Account Control Agreement, in form and substance reasonably satisfactory to the Agent, with respect to Borrower’s accounts at TD Bank; and

(e)       Borrower shall cause to be delivered to the Agent by no later than the date occurring forty-five (45) days after the Closing Date the Key Man required by Section 6.2 hereof.

SECTION 8. FINANCIAL COVENANTS

Borrower shall not:

8.1       Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio on the last day of any quarter of Borrower and its Subsidiaries for the period of four consecutive fiscal quarters of Borrower and its Subsidiaries then ended (provided that (i) for the fiscal quarter ending March 31, 2017, it shall be for the period of two consecutive fiscal quarters then ended, and (ii) for the fiscal quarter ending June 30, 2017, it shall be for the period of three consecutive fiscal quarters then ended), to be less than the ratio set forth below:

Quarter Ending	Fixed Charge Coverage Ratio
March 31, 2017 through December	1.25:1.00
31, 2017 (through June 30, 2018 if
Borrower achieves Performance
Milestone A; through December
31, 2018 if Borrower achieves
Performance Milestone A and
Performance Milestone B)
Thereafter	1.00:1.00

8.2       Minimum EBITDA. Permit EBITDA on the last day of any quarter of Borrower and its Subsidiaries for the period of three or six (as noted below) consecutive months of Borrower and its Subsidiaries then ended to be less than as set forth below:

Six Consecutive Months Ending	EBITDA
March 31, 2017	$4,144,000
June 30, 2017	$4,513,000
September 30, 2017	$4,570,000
December 31, 2017	$4,163,000
March 31, 2018	$4,332,000
June 30, 2018	$5,199,000
September 30, 2018	$5,645,000
December 31, 2018	$6,412,000
March 31, 2019	$7,785,000
June 30, 2019	$8,851,000
September 30, 2019	$9,575,000
December 31, 2019	$11,274,000
March 31, 2020	$13,443,000
June 30, 2020	$14,605,000
September 30, 2020	$15,257,000
December 31, 2020	$16,802,000
The last day of each fiscal quarter thereafter	$16,802,000

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1       Payments. Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2       Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and Lender, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.5, 7.6, 7.7, 7.8, 7.9, 7.15, 7.16, 7.17, 7.19 and 8), any other Loan Document or any other agreement among Borrower, Agent and Lender, such default continues for more than fifteen (15) days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.5, 7.6, 7.7, 7.8, 7.9, 7.15, 7.16, 7.17, 7.19 and 8, the occurrence of such default; or

9.3       Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

9.4       Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5       Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its managers or directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) thirty (30) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6       Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least $150,000, which judgment or judgments is/are not discharged or effectively waived or stayed for a period of thirty (30) consecutive days, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.7       Other Obligations. The occurrence of any event of default under any agreement or obligation of Borrower involving any Indebtedness in excess of $100,000, or the occurrence of any default under any agreement or obligation of Borrower that could reasonably be expected to have a Material Adverse Effect or the effect of such event of default is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause such Indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity; or

9.8       Change in Control. The occurrence of a Change in Control; or

9.9       Material Contracts/Material Third Party Contracts. A material breach of any Material Agreement or any Material Third Party Contract by any party to such Material Agreement or any Material Third Party Contract, the termination of any Material Agreement or any Material Third Party Contract prior to its stated term or the occurrence or any event or occurrence that would entitle any party to any Material Agreement or any Material Third Party Contract to terminate any Material Agreement or any Material Third Party Contract prior to its stated term; or

9.10       Generic Entry. A Generic Product (as defined in the VIVUS License Agreement) is approved for or registered for use in the Licensee Territory (as defined in the VIVUS License Agreement).

SECTION 10. REMEDIES

10.1       General. Upon and during the continuance of any one or more Events of Default, (i) Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge, if applicable, and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All of the Agent’s rights and remedies shall be cumulative and not exclusive.

10.2       Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the direction of the Required Lenders shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full, final and indefeasible payment in cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3       No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4       Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

10.5       Cure Right.

(a)       Notwithstanding anything to the contrary contained in Section 9 or this Section 10, in the event that Borrower fails to comply with any of the covenants set forth in Sections 8.1 or 8.2 (together, the “Financial Condition Covenants”) as of the end of any quarter, until the expiration of the tenth day subsequent to the date the Compliance Certificate for the last month of such quarter is required to be delivered pursuant to Section 7.1(d), Borrower shall have the right to issue equity units (the “Cure Securities”) for cash (the amount thereof, the “Cure Amount”), so long as such cash is immediately contributed to the capital of Borrower as common equity (the “Cure Right”); provided, (i) no more than two Cure Rights may be exercised during any period of four consecutive quarters (provided, further, that no such two Cure Rights may be exercised in respect of any two consecutive quarters); (ii) no Cure Amount shall exceed the lesser of (x) $700,000 or (y) the amount necessary to cause compliance with the applicable Financial Condition Covenants for the measurement period then ended and (iii) such Cure Rights may not be exercised more than three (3) times during the term of this Agreement.

(b)       Upon the receipt by Borrower of the cash proceeds of any Cure Securities referred to in Section 10.5(a), EBITDA for the quarter as to which such Cure Right is exercised (the “Cure Right Quarter”) shall be deemed to have been increased by the Cure Amount in calculating the Financial Condition Covenants for such Cure Right Quarter and for any subsequent period that includes such Cure Right Quarter; provided, that no increase in EB1TDA on account of the exercise of any Cure Right shall be applicable for any other purpose under this Agreement or any other Loan Document, including determining the availability or amount of any covenant basket, carve-out or compliance on a pro forma basis with any of the Financial Condition Covenants or determining Excess Cash Flow.

(c)       If after giving effect to the recalculations set forth in this Section 10.5, Borrower shall then be in compliance with all Financial Condition Covenants, Borrower shall be deemed to have satisfied the requirements of such covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default with respect to any such covenant that had occurred shall be deemed cured for all purposes of this Agreement and the other Loan Documents.

SECTION 11. MISCELLANEOUS

11.1       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2       Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)       If to Agent:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Ms. Janice Bourque

400 Hamilton Avenue, Suite 310

Palo Alto, California 94301

email: legal@herculestech.com

Telephone: 650-289-3060

(b)       If to Lender:

HERCULES CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Ms. Janice Bourque

400 Hamilton Avenue, Suite 310

Palo Alto, California 94301

email: legal@herculestech.com

Telephone: 650-289-3060

(c)       If to Borrower:

METUCHEN PHARMACEUTICALS LLC

Attention: Greg Ford

c/o Akrimax

11 Commerce Drive – 1st Floor

Cranford, NJ 07016

email: gford@kfe-llc.com

Telephone: 908-372-1232

or to such other address as each party may designate for itself by like notice.

11.3       Entire Agreement; Amendments.

(a)       This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s proposal letter dated August 11, 2016).

(b)       Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lender or of Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Term Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Borrower from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.17 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, Lender, the Agent and all future holders of the Loans.

11.4       No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5       No Waiver. The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers. No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6       Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and shall survive the execution and delivery of this Agreement. Section 6.3 shall survive the expiration or termination of this Agreement.

11.7       Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent or any Lender may sell, assign transfer, or endorse all or part of its respective interest hereunder and under the Loan Documents to any entity (but not a natural person) with Borrower’s prior written consent, such consent not to be unreasonably withheld (provided that Borrower’s consent shall not be required during the existence of an Event of Default or in connection with any sale, assignment, or transfer to any Affiliate to any Lender or the Agent), and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower (as reasonably determined by Agent), it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed.

11.8       Governing Law. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

11.9       Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the Borough of Manhattan in the City and State of New York. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in the Borough of Manhattan in the City and State of New York; (b) waives any objection as to jurisdiction or venue in the Borough of Manhattan in the City and State of New York; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10       Mutual Waiver of Jury Trial/Judicial Reference. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and Lender; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

11.11       Professional Fees. Borrower promises to pay Agent’s and Lender’s documented, out-of-pocket fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable out-of-pocket attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by Agent and Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12       Confidentiality. Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and Lender agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Agent or Lender in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that are as restrictive as the confidentiality provisions of this Section 11.12; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents.

It is further understood that, in respect of any proposed disclosure of Confidential Information by Agent or Lender pursuant to any of clauses (c), (d) or (e) above, prior to making any such disclosure, Agent or such Lender shall (x) to the extent reasonably practicable, promptly notify Borrower of the need to make such disclosure, (y) consult with Borrower on the advisability of taking steps to resist or narrow such request, and (z) if disclosure is required or deemed advisable, reasonably cooperate with Borrower in any attempt that it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the Confidential Information.

11.13       Assignment of Rights. Borrower acknowledges and understands that Agent or Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such permitted assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of, and assume all obligations of, Agent or Lender, as applicable, hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent or Lender, as applicable, shall retain all rights, powers and remedies hereby given and all obligations hereby required. No such assignment by Agent or Lender shall relieve Borrower of any of its obligations hereunder or limit any of its rights, powers and remedies. Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14       Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lender in Cash.

11.15       Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16       No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, Lender and Borrower.

11.17 Agency.

(a)       Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)       Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentage (based upon the total outstanding Term Loan) in effect on the date on which indemnification is sought under this Section 11.17, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c)       Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d)       Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:

(i)	be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii)	have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by Lender, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)	except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

(e)       The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Lender or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f)       The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(g)       Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Loan Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement, the Loan Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.18       Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “ Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.12.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

METUCHEN PHARMACEUTICALS LLC

	Signature:	/s/ Gregory Ford
	Print Name:	J. Gregory Ford
	Title:	CEO

Accepted in Palo Alto, California:

AGENT

HERCULES CAPITAL, INC.

Signature:
Print Name:
Title:

LENDER:

HERCULES CAPITAL, INC.

Signature:
Print Name:
Title:

Accepted in Palo Alto, California;

AGENT:

HERCULES CAPITAL, INC.

	Signature:	/s/ Melanie Grace
	Print Name:	Melanie Grace
	Title:	General Counsel, Chief Compliance Officer, and Secretary

LENDER:

HERCULES CAPITAL, INC.

	Signature:	/s/ Melanie Grace
	Print Name:	Melanie Grace
	Title:	General Counsel, Chief Compliance Officer, and Secretary

[Signature Page to Loan and Security Agreement]

Table of Exhibits and Schedules

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B:	Term Note

Exhibit C:	Name, Locations, and Other Information for Borrower

Exhibit D:	Borrower’s Patents, Trademarks, Copyrights and Licenses

Exhibit E:	Borrower’s Deposit Accounts and Investment Accounts

Exhibit F:	Compliance Certificate

Exhibit G:	Joinder Agreement

Exhibit H:	ACH Debit Authorization Agreement

Exhibit I:	Borrower’s Business Plan

Exhibit J:	Required Consents

Schedule 1	Subsidiaries
Schedule 1.1	Commitments
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 5.3	Consents, Etc.
Schedule 5.5	Actions Before Governmental Authorities Tax Matters
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products
Schedule 5.14	Capitalization
Schedule 5.15(a)	Material Contracts
Schedule 5.15(b)	Material Third Party Contracts